EXHIBIT 99.1

Contact: Susan B. Railey
         (301) 468-3120
         Sharon Bramell                                    FOR IMMEDIATE RELEASE
         (301) 468-3130


                      AIM 85 DECLARES MONTHLY DISTRIBUTION
                          FOR JUNE OF 12 CENTS PER UNIT

                 Includes Mortgage Proceeds of 9 Cents Per Unit

                 Total for Second Quarter is 25.5 Cents Per Unit


                           ---------------------------


     ROCKVILLE, MD, June 20, 2003 -- (AMEX/AII) The general partner of American Insured Mortgage Investors - Series 85, L.P. (AIM 85) today declared the monthly distribution for June 2003 in the amount of 12 cents per unit. Holders of record on June 30, 2003, will receive this amount as part of the second quarter distribution which will be paid on August 1, 2003.

The June distribution of 12 cents per unit includes the following:

-    3 cents per unit regular cash flow;

- 2 cents per unit mortgage proceeds due to the prepayment of the mortgage on Magnolia Place Apartments; and

- 7 cents per unit mortgage proceeds due to the prepayment of the mortgage on Willow Dayton.

     Record dates for the AIM 85 distributions occur at the end of each month. Distributions are paid approximately one month after the end of each calendar quarter and include the three amounts declared during the quarter. The total distribution of 25.5 cents per unit for the second quarter of 2003 includes three cents per unit regular cash flow for the months of April, May and June, plus 7.5 cents per unit mortgage proceeds for the month of April and 9 cents per unit mortgage proceeds for the month of June.